Exhibit 99(j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 17, 2023, with respect to the financial statements and financial highlights and related notes of the ON Bond Portfolio, ON BlackRock Balanced Allocation Portfolio, ON BlackRock Advantage International Equity Portfolio, ON Janus Henderson Forty Portfolio, ON AB Small Cap Portfolio, ON AB Mid Cap Core Portfolio, ON S&P 500® Index Portfolio, ON BlackRock Advantage Large Cap Value Portfolio, ON Federated High Income Bond Portfolio, ON Nasdaq-100® Index Portfolio, ON BlackRock Advantage Large Cap Core Portfolio, ON BlackRock Advantage Small Cap Growth Portfolio, ON S&P MidCap 400® Index Portfolio, ON BlackRock Advantage Large Cap Growth Portfolio, ON Risk Managed Balanced Portfolio, ON Federated Core Plus Bond Portfolio, ON Moderately Conservative Model Portfolio, ON Balanced Model Portfolio, ON Moderate Growth Model Portfolio, ON Growth Model Portfolio, ON U.S. Low Volatility Portfolio (formerly ON Janus Henderson U.S. Low Volatility Portfolio), ON iShares Managed Risk Balanced Portfolio, ON AB Relative Value Portfolio, ON iShares Managed Risk Moderate Growth Portfolio and ON iShares Managed Risk Growth Portfolio (each a Portfolio and collectively, the Portfolios of the Ohio National Fund, Inc.), incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

April 26, 2023